Exhibit 99.1

AGY Holding Corp. Announces 2011 Second Quarter Consolidated Results and

Earnings Conference Call

AIKEN, SOUTH CAROLINA - (August 12, 2011) – AGY Holding Corp. (“AGY” or the “Company”) reports the highlights of its consolidated 2011 second quarter results:

•

Revenue in second quarter 2011 of $50.0 million shows a 11.3% increase over revenues in the first quarter of 2011, shared by both the AGY US business segment (“AGY US”) and the AGY Asia business segment (“AGY Asia”). This growth reflects continued success in shifting mix to higher value solutions, the improvement of our Continuous Filament Mat (“CFM”) product lines and stable market demand. Sales growth was constrained by certain product availability shortages and lower shipments primarily to the construction market. Compared to the 2010 second quarter revenues of $49.3 million, revenue for the second quarter of 2011 increased slightly by 1.4%. Continued sales gains generated primarily from pricing momentum by AGY Asia were offset by a 1.7% decrease of our AGY US revenues. AGY US reported favorable mix and improved pricing conditions in the second quarter of 2011, but sales volume potential was not fully attained due to certain product unavailability.

•

Loss from operations decreased $1.1 million to $0.3 million for the second quarter of 2011, compared to the first quarter of 2011 driven by the margin gain from sales. The net $2.1 million improved margin from AGY US sales was largely offset by increased manufacturing costs resulting from significant manufacturing inefficiencies that have lasted longer than expected and other expansion investment related expenses in our U.S. technical and advanced materials operations. Loss from operations was $3.2 million for the second quarter of 2010, which included $3.4 million of restructuring and accelerated depreciation expenses and a $0.8 million loss recognized on the sale of alloy metals, which were not recurring in 2011.

•

The Adjusted EBITDA attributable to the Company was $5.5 million for the second quarter of 2011 (which excludes the portion of Adjusted EBITDA attributable to the 30% noncontrolling interest in AGY Asia), or an 11.1% EBITDA margin. The $1.4 million improvement, or 34% when compared to the first quarter of 2011, for the second quarter of 2011 Adjusted EBITDA performance does not fully reflect the value potential from our commercial actions in both business segments and the positive cost leverage from the optimization of our U.S manufacturing footprint. Costs of the production scale-up continued in the AGY US segment throughout most of the second quarter of 2011. These operational challenges and costs are being resolved through targeted and focused improvement actions plans.

Summary Financial Performance

($ in millions)

	Quarter Ended June 30,		Year-to-date June 30,
	2011	2010	2011	2010
Net sales	$50.0	$49.3	$94.9	$94.9
Loss from operations	(0.3)	(3.2)	(1.6)	(4.8)
Net loss	(6.2)	(5.9)	(13.2)	(10.9)
Net income (loss) attributable to AGY Holding Corp.	(6.1)	(5.7)	(13.0)	(10.5)

Non-GAAP measures:
EBITDA(1)	3.8	3.3	6.5	5.8
Adjusted EBITDA (1)	6.2	6.6	10.8	14.7
Adjusted EBITDA attributable to AGY Holding Corp.(2)	5.5	6.0	9.7	13.7
Adjusted EBITDA margin attributable to AGY Holding Corp (3)	11.1%	12.2%	10.2%	14.4%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net (loss) income determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest.

(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

Net sales in the second quarter of 2011 were $50.0 million, which consists of $7.8 million of sales reported by the AGY Asia business segment and $42.2 million of sales reported by AGY US.

AGY US - Revenues in the second quarter of 2011 decreased $0.7 million, or 1.7%, compared to the second quarter of 2010, due to lower sales volumes, partly offset by a favorable mix shift towards our advanced materials and price increases executed and retained across most markets since the beginning of 2011. Compared to the second quarter of 2010, the favorable mix was primarily driven by the electronics market revenues, which increased by 32% in 2011 with growing demand for specialty electronics, pricing actions and the benefit of providing additional volumes at a price premium to fill short-term product shortages in the Asian market associated with the recent natural disaster in Japan. Also, our aerospace and defense (“A&D”) markets revenues were up 9%, reflecting a record sales level for aerospace with continued robust demand for both new and legacy commercial programs. Our construction, CFM and industrial markets (“G&I”) revenues decreased by $4.2 million, or 18% compared to the second quarter of 2010. This decrease was largely caused by our CFM business, which decreased by 37% as a result of market share loss at key accounts following 2010 fourth quarter pricing actions. In addition, G&I revenues were negatively impacted by lower construction market revenues, which decreased 45%, reflecting some continued capacity-constrained sales, partially offset by 2011 pricing actions when compared to the second quarter of 2010. However, G&I revenues improved by 8% when compared to the first quarter of 2011 as AGY’s CFM market share has now stabilized at a higher level, resulting in a 31% increase in CFM revenues.

AGY Asia - Revenues in the second quarter of 2011 increased $1.4 million, or 22.2%, compared to the second quarter of 2010 (after accounting for the elimination of $0.4 and $1.0 million of intercompany sales in 2011 and 2010, respectively) due primarily to continued pricing momentum in the Asian electronics market until May 2011.

The Company reported consolidated losses from operations for the second quarter of 2011 of $0.3 million, driven primarily by operational inefficiencies and capacity expansion investment related expenses, which negatively affected our AGY US segment, as reported in our highlights section.

AGY reported consolidated net losses attributable to the Company of $6.1 million for the second quarter of 2011 compared to a loss of $5.7 million for the second quarter of 2010 as a result of losses on domestic and foreign subsidiaries with no tax benefit in 2011. The second quarter of 2010 included tax benefits of $3.2 million. In 2011, no benefits were recorded as their realization was not considered more likely than not. This changed tax status more than offset the improvement in operating profitability year-over-year.

The Company’s consolidated cash balance as of June 30, 2011 was $2.6 million. As of June 30, 2011, total debt, net of cash, was $241.8 million, or an $11.7 million increase compared to December 31, 2010. An increase of $12.8 million was attributable to AGY US due to the capacity scale up investments, and related production start up expenses and operational inefficiencies, as well as working capital increases related to increased sales during the first half of 2011.

“Clearly our second quarter continued to be a major challenge operationally and our financial performance did not meet our expectations as a result of the inefficiencies resulting from our transition to higher level of capacity utilization”, commented Doug Mattscheck, AGY’s Chief Executive Officer. “We have continued our focus on major areas of operations improvement throughout the second quarter. I am encouraged by the focus, effort and positive results we have achieved in meeting our efficiency and cost objectives in the current quarter, and I am confident that the actions we are taking along with the value we are recovering from our commercial actions will generate improved operating results in the second half of 2011.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense, (our “A&D” business); electronics; and construction, CFM and industrial markets (our “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and Hong Kong, China and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

###

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; disruption in the Asian electronics markets dynamics associated with the recent natural disaster in Japan and its aftermath; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	C. Steven Smoot AGY Holding Corp. PH: 803-643-1257 steve.smoot@agy.com

The Company will hold a conference call to discuss the second quarter 2011 results and respond to questions. The details for the call are as follows:

Date: August 16, 2011

Time: 2:00 p.m. EDT

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20110803434479#. The rebroadcast will be available through September 16, 2011.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and per share data)

Assets	June 30, 2011 (Unaudited)	December 31, 2010
Current assets:
Cash	$2,605	$3,132
Trade accounts receivable, less allowances of $2,208 and $3,123 at June 30, 2011 and December 31, 2010, respectively	24,265	17,965
Inventories, net	31,303	31,260
Deferred tax assets	4,319	4,984
Other current assets	2,443	1,997

Total current assets	64,935	59,338
Property, plant and equipment, and alloy metals, net	214,756	220,338
Intangible assets, net	18,055	17,953
Other assets	830	1,058

TOTAL	$298,576	$298,687

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$13,692	$11,730
Accrued liabilities	11,062	11,320
Short-term borrowings	11,040	9,890
Current portion of long-term debt	9,889	8,342

Total current liabilities	45,683	41,282
Long-term debt	223,496	214,973
Pension and other employee benefit plans	9,658	10,123
Deferred tax liabilities	6,328	6,992

Total liabilities	285,165	273,370

Commitments and contingencies
Obligation under put/call for noncontrolling interest	6,138	3,401

Shareholder’s equity:
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	122,200	122,187
Accumulated deficit	(125,570)	(112,562)
Accumulated other comprehensive income	3,602	2,529

Total AGY Holding Corp. shareholder’s equity	232	12,154
Noncontrolling interest	7,041	9,762

Total shareholder’s equity	7,273	21,916

TOTAL	$298,576	$298,687

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$50,006	$49,308	$94,938	$94,881
Cost of goods sold	(46,258)	(46,724)	(88,140)	(87,689)

Gross profit (loss)	3,748	2,584	6,798	7,192
Selling, general and administrative expenses	(3,769)	(4,128)	(7,750)	(8,024)
Restructuring charges	(33)	(702)	(50)	(1,030)
Amortization of intangible assets	(251)	(251)	(502)	(502)
Other operating income (expense)	28	(694)	(126)	(2,395)

Loss from operations	(277)	(3,191)	(1,630)	(4,759)
Other non-operating (expense) income:
Interest expense	(5,886)	(5,909)	(11,645)	(11,786)
Other income, net	43	42	86	63

Loss before income tax (expense) benefit	(6,120)	(9,058)	(13,189)	(16,482)
Income tax (expense) benefit	(40)	3,190	(40)	5,549

Net loss	(6,160)	(5,868)	(13,229)	(10,933)
Less: Net loss attributable to the noncontrolling interest	40	140	221	425

Net loss attributable to AGY Holding Corp.	$(6,120)	$(5,728)	$(13,008)	$(10,508)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unless otherwise noted)

	(Unaudited)
	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities:
Net loss	$(13,229)	$(10,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,587	9,983
Alloy metals depletion, net	3,808	4,842
Amortization of debt issuance costs	378	356
Amortization of intangibles with definite lives	502	502
Loss on sale, disposal or exchange of property and equipment and alloy metals	1	2,696
Stock compensation	14	31
Deferred income tax benefit	—	(5,586)
Changes in assets and liabilities (net of effect of assets acquired and liabilities assumed in acquisition):
Trade accounts receivable	(6,300)	(4,767)
Inventories	(43)	1,784
Other assets	(193)	(717)
Accounts payable	2,219	(607)
Accrued liabilities	(181)	(521)
Pension and other employee benefit plans	(465)	349

Net cash used in operating activities	(5,902)	(2,588)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(3,962)	(5,059)
Proceeds from the sale of property and equipment and alloy metals	—	6,479

Net cash (used in) provided by investing activities	(3,962)	1,420

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	43,984	35,350
Payments on Revolving Credit Facility borrowings	(30,934)	(37,100)
Proceeds from AGY Asia Credit Facility borrowings	—	5,178
Payments on AGY Asia Credit Facility borrowings	(2,655)	(1,952)
Debt issuance costs and others	(982)	—

Net cash provided by financing activities	9,413	1,476

Effect of exchange rate changes on cash	(76)	20

Net increase (decrease) in cash	(527)	328

Cash, beginning of period	3,132	3,439

Cash, end of period	$2,605	$3,767

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,155	$10,229

Cash paid for income taxes	$91	$45

Supplemental disclosures of non cash financing/investing activities:
Increase in minimum pension liability adjustment	$—	$86

Construction in-progress included in accounts payable	$325	$604

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(In thousands, unless otherwise noted)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and six months ended June 30, 2011 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Statement of operations data:
Net loss	$(6,160)	$(5,868)	$(13,229)	$(10,933)
Interest expense	5,886	5,909	11,645	11,786
Income tax expense (benefit)	40	(3,190)	40	(5,549)
Depreciation and amortization	3,985	6,484	8,089	10,485

EBITDA	$3,751	$3,335	$6,545	$5,789

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

EBITDA	$3,751	$3,335	$6,545	$5,789
Adjustments to EBITDA:
Alloy depletion charge, net	2,189	1,562	3,808	4,842
Non-cash compensation charges	7	11	14	31
Management fees	189	187	377	375
Restructuring charges	33	702	50	1,030
Loss on disposition of assets & others	—	773	—	2,623

Adjusted EBITDA	6,169	6,570	10,794	14,690
Less: Adjusted EBITDA attributable to the noncontrolling interest	(643)	(567)	(1,134)	(963)

Adjusted EBITDA attributable to AGY Holding Corp.	$5,526	$6,003	$9,660	$13,727

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2011
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$4,026	$4,681	$7,013	$11,480
AGY Asia	1,500	1,322	2,647	2,247

	$5,526	$6,003	$9,660	$13,727

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.